                                                                   EXHIBIT 10.27



================================================================================



                               LICENSE AGREEMENT

                                    between

                             U.S. BIOSCIENCE, INC.

                                      and

                                SCHERICO, LTD.


                         DATED AS OF NOVEMBER 6, 1997



================================================================================

                         TABLE OF CONTENTS             PAGE
              ---------------------------------------  ----

              Recitals...............................    1

ARTICLE 1     Definitions............................    2

ARTICLE 2     Rights Granted.........................    7

ARTICLE 3     Obligations of the Parties.............   13

ARTICLE 4     Up-Front Payment/Royalty/Consulting Fee   19

ARTICLE 5     Promotion and Marketing................   21

ARTICLE 6     Confidentiality........................   22

ARTICLE 7     Additional Documents...................   24

ARTICLE 8     Indemnity/Insurance....................   24

ARTICLE 9     Breach/Remedies........................   26

ARTICLE 10    Recalls/Adverse Reactions..............   26

ARTICLE 11    Licensor's Representations.............   31

ARTICLE 12    Term/Termination.......................   31

ARTICLE 13    Post-Termination Obligations...........   34

ARTICLE 14    Independence of Parties................   36

ARTICLE 15    Non-Waiver.............................   37

ARTICLE 16    Assignment.............................   37

ARTICLE 17    Severability...........................   38

ARTICLE 18    Governing Law-Arbitration..............   38

ARTICLE 19    Notices................................   39

ARTICLE 20    Amendment..............................   40

ARTICLE 21    Government Approvals...................   40

ARTICLE 22    Consents and Approvals.................   41

ARTICLE 23    Press Releases/Announcements...........   41

                               INDEX OF ANNEXES
                               ----------------



ANNEX I        Patent Rights

ANNEX II       Territory

                               INDEX OF EXHIBITS
                               -----------------



Exhibit 1.12   Product Specification

Exhibit 2.3    Fully Absorbed Cost

                               LICENSE AGREEMENT
                               -----------------


     Agreement made as of the 6th day of November, 1997 (the "Effective Date") between U.S. BIOSCIENCE, INC., a company organized and existing under the laws of the State of Delaware, with offices at One Tower Bridge, 100 Front Street, 4th Floor, West Conshohocken, Pennsylvania 19428 (hereafter "LICENSOR"), and SCHERICO, LTD., a company organized and existing under the laws of Switzerland, with offices at 2000 Galloping Hill Road, Kenilworth, New Jersey 07033 acting on its own behalf and on behalf of its Affiliates (as hereafter defined) (collectively "LICENSEE").

                                  WITNESSETH
                                  ----------

     WHEREAS, LICENSOR has rights relating to a pharmaceutical product known as Ethyol(R) (amifostine) which is being developed by Licensor for use in reducing toxicities of chemotherapeutic cancer treatments and as a radioprotective agent; and

     WHEREAS, LICENSOR has rights relating to a pharmaceutical product known as NeuTrexin(R) (trimetrexate glucuronate for injection) which is being developed by Licensor for use in treating Pneumocystis carinii pneumonia ("PCP") and as an anti-cancer agent; and

     WHEREAS, LICENSOR and LICENSEE on February 14, 1992 entered into a License Agreement that grants LICENSEE the right to market Ethyol in certain countries in South America and Asia; and

     WHEREAS, LICENSOR wishes to have LICENSEE develop and market Ethyol and NeuTrexin in certain additional territories, upon the terms and conditions specified herein.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings hereafter set forth, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS
                                  -----------
     As used in this Agreement, the following terms shall have the following meanings:

     1.1 "Affiliate/s" of the relevant party hereto means any corporation or other business entity (currently existing or later established during the term of this Agreement) controlling, controlled by or under common control with such party. For purposes hereof, the term "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management policies of a person or entity (whether incorporated, not incorporated or a partnership) through the ownership of voting securities or voting rights by contract or otherwise.

     1.2 "Cost-of-Goods" means the cost to LICENSEE or its designees of a Product supplied by LICENSOR pursuant to Article 2.3 hereof.

     1.3 "Force Majeure" means acts or actions beyond the reasonable control of the parties, including but not limited to strikes or other labor disputes, riots, lockouts, civil commotions, war, actions or inactions of government, fire, acts of God, flood, embargo, or any other cause or unforeseeable supervening event of whatsoever nature (including shortages of labor and materials).

     1.4  "Fully Absorbed Cost" has the meaning set forth on EXHIBIT 2.3 hereto.

     1.5 "Gross Margin" means the amount remaining after deducting from Net Sales the Cost-of-Goods and the royalty and consulting fee payable to LICENSOR under Article 4.1.C hereof.

     1.6 "Health Registration Dossier" means a regulatory dossier prepared for a Product for filing with the Committee for Proprietary Medicinal Products, the United States Food and Drug Administration, the Canadian Health Protection Board, or any other country mutually acceptable to LICENSOR and LICENSEE.

     1.7 "Improvement/s" shall mean with respect to a Product, any improvement in (i) existing pharmaceutical and any new pharmaceutical formulations and presentations; (ii) mode of delivery or new delivery system(s); (iii) additional indications; (iv) new dosage; (v) changes in manufacturing procedure/production monograph; or (vi) shelf-life extension. Over-the-counter versions of a Product and related improvements as defined in items (i) through (vi) shall also be deemed to be "Improvements" for purposes of this Agreement.

     1.8 "Know-How" with respect to a Product and/or Improvements shall include but shall not be limited to all confidential and proprietary processes, specifications, formulae, techniques, practices and technical data relating to formulation and packaging; existing analytical and clinical data, studies and procedures; existing directions and specifications for the proper transformation, compressing, packaging, storing, handling and transporting and the methods and procedures of testing production batches.

     1.9 "Net Sales" means the gross invoiced value charged by LICENSEE or its designees (e.g., Affiliates, sub-licensees, distributors) for Products in the Territory to independent third parties less sales and similar taxes; returns; allowances; duties; freight and shipping insurance charges; ordinary trade, quantity and cash discounts; and government mandated rebates. Any sale of a Product between or among LICENSEE and its Affiliates, sub-licensees or distributors for resale, shall be excluded from the computation of Net Sales, but Net Sales shall include any subsequent sale to an independent third party by LICENSEE, or by any of LICENSEE's Affiliates, sublicensees or distributors. Net Sales shall include commercial use by LICENSEE or its designees (i.e., Affiliate, sub-licensees, distributors) and shall be calculated at the fair value of the commercial use by LICENSEE or such designee. For purposes of determining whether LICENSEE has the right to manufacture a Product pursuant to
Section 2.1 hereof, duties; freight; and shipping insurance shall not be deducted in calculating Net Sales.

     1.10 "Patent Rights" means rights under the patents and patent applications listed in ANNEX I hereto and to any foreign counterparts thereof in the Territory in which LICENSOR or any of its Affiliates has any right, title, interest, or control, or hereafter obtains such, to the extent of LICENSOR's interest therein (and to the extent acquired from third parties, which LICENSOR shall have the right to license for purposes of this Agreement), including, without limitation, any and all reissues, extensions (or other governmental actions in respect of such patents or patent applications which provide exclusive rights to the patent holder in the patented subject matter beyond the original patent expiration date), substitutions, confirmations, registrations, revalidations, additions, continuations, continuations-in-part or divisions of or to any of the foregoing which are hereafter granted in the Territory. Patent Rights shall include all Patent Rights to Improvements in the Territory and any and all patent applications, issued patents, foreign counterparts, and the like (including, without limitation, any and all reissues, extensions (or other governmental actions in respect of such patents or patent applications which provide exclusive rights to the patent holder in the patented subject matter beyond the original patent expiration date), substitutions, confirmations, registrations, revalidations, additions, continuations, continuations-in-part or divisions of or to any of the foregoing which are hereafter granted in the

Territory and which claim Improvements to a Product. From time to time hereunder, LICENSOR shall update ANNEX I.

     1.11 "Product" means any product containing as its sole active ingredient Ethyol(R) (amifostine) or NeuTrexin(R) (trimetrexate glucuronate for injection) and any Improvements thereto, as further described in the Product Specifications. The term "Product" also shall include any pharmaceutical product containing Ethyol(R) (amifostine) or NeuTrexin(R) (trimetrexate glucuronate for injection) in combination with another active ingredient, including combination packages containing separate active ingredients, in each case, subject to the agreement of the parties in writing as to the method for allocating to Net Sales the Product portion of the combination and any other terms and conditions applicable to such combination product under this Agreement. The terms "Product Ethyol" and "Product NeuTrexin" are used in this Agreement to identify a Product with specificity.

     1.12 "Product Specifications" means the general specifications for a Product set forth as EXHIBIT 1.12 hereto, as such may be modified to reflect an Improvement. The Product Specifications also shall be reasonably supplemented and/or modified from time to time to the extent required by any regulatory authority in the Territory with respect to obtaining or maintaining a Regulatory Approval, and may otherwise be modified only by the written agreement of LICENSEE and LICENSOR. The Product Specifications and any supplements or modifications thereto shall be documented in such reasonable level of detail as is customary in the pharmaceutical industry.

     1.14 "Territory" means the countries listed on ANNEX II attached hereto and made a part hereof, as such may be expanded in accordance with Article 2.9 hereof or reduced pursuant to Article 12.4 hereof.

     1.15 "Trademark" means the trademark Ethyol(R) or the trademark NeuTrexin(R) and "Trademarks" means the trademarks Ethyol(R) and NeuTrexin(R), or, if for any reason either such name is not available or otherwise appropriate in a particular country, any substitute or additional trademarks selected by LICENSEE, after consultation with LICENSOR, to promote, market and sell a Product in a country in the Territory.

                                   ARTICLE 2
                                RIGHTS GRANTED
                                --------------

     2.1 LICENSOR hereby grants to LICENSEE the exclusive right to utilize such rights as are held by LICENSOR to develop, use, promote, market and sell (directly or indirectly) each Product in the Territory pursuant to the Know-How, Patents and Improvements. LICENSEE shall have the right to manufacture a Product in bulk or finished form if LICENSEE's Gross Margin on such Product is less than 71% during any consecutive twelve (12) month period; in such event, LICENSEE shall have the right, but not the obligation, for the balance of the term of this Agreement, to manufacture (or have manufactured) such Product in accordance with this Agreement, directly or indirectly through LICENSEE's Affiliates anywhere in the world for sale in the Territory, or through third parties to be previously approved by LICENSOR in writing, which approval shall not be unreasonably withheld. Insofar as permitted as of the Effective Date under any existing license agreements held by LICENSOR or its Affiliates, LICENSEE shall have the right to sub-license its rights under this Agreement to any third party/ies in the Territory, subject to LICENSOR's written approval, which approval shall not be unreasonably withheld. During the period that LICENSOR is manufacturing a Product for LICENSEE hereunder, if LICENSEE's Gross Margin on such Product is less than 71% during any consecutive three (3) month period, LICENSEE shall so advise LICENSOR and shall provide to LICENSOR reasonable documentation supporting its position that its Gross Margin on such Product is less than 71%.

     2.2 LICENSOR agrees and shall cause its Affiliates to agree not to grant any rights to a Product in the Territory to any third party other than LICENSEE, except that LICENSOR may manufacture or cause a third party to manufacture either or both Products inside the Territory.

     2.3 Except as provided in Article 2.1 and until such time, if ever, that LICENSEE manufactures a Product as provided in Article 2.1, LICENSOR shall supply (either directly or through a third party manufacturer) LICENSEE's requirements of such Product in accordance with a Supply Agreement to be entered into by the parties on reasonable terms, which are normal and customary in the pharmaceutical industry. Under any such supply agreement

LICENSOR shall warrant that the Product that is the subject of such agreement when sold by LICENSOR to LICENSEE for the Territory will meet the Product Specifications for such Product. The price of a Product to LICENSEE shall be LICENSOR's or its Affiliates' Fully Absorbed Cost plus twelve percent (12%) or "invoiced cost". The term "invoiced cost" shall mean that price at which LICENSOR or its Affiliate(s) purchase a Product in finished form from independent third parties; provided however that "invoiced cost" shall not exceed LICENSOR's then current Fully Absorbed Cost. In the event that the price at which LICENSOR purchases a Product in finished form from an independent third party is more than LICENSOR's then current Fully Absorbed Cost, LICENSOR shall have the right to discontinue supply of such Product for LICENSEE, subject to LICENSOR's obligation to continue supply of such Product for LICENSEE for a reasonable period of time to allow LICENSEE to qualify a manufacturing facility to manufacture such Product.

     If LICENSOR's ability to supply LICENSEE's requirements of a Product should be impaired for any reason, including Force Majeure, LICENSOR shall promptly provide written notice to LICENSEE of this fact and the parties shall meet in good faith to discuss an appropriate solution.

     2.4 As soon as it is reasonably feasible, but no later than the date of health registration filing under a New Drug Application or its foreign equivalent, of a Product utilizing any Improvements in the United States, Japan, or in any country which is now or later becomes a member of the European Community, LICENSOR agrees to disclose to LICENSEE, to the extent it shall have the right to do so during the term of this Agreement or any extensions thereof, all Improvements to such Product for the Territory. Such Improvements will be made available on an exclusive and royalty-free basis, and at no charge whatsoever to LICENSEE other than the royalty and consulting fee set forth in Article 4.1 C. payable on account of the sale of the Product incorporating such Improvement(s).

     2.5 Subject to the provisions of Section 3.13 of this Agreement, as soon as it is reasonably feasible, but no later than the date of health registration filing of a Product by LICENSEE in the Territory utilizing any Improvements (other than Improvements provided by LICENSOR), LICENSEE agrees to disclose to LICENSOR, to the extent it shall have the right to do so during the term of this Agreement or any extensions thereof, all Improvements to such Product.

     2.6 LICENSOR agrees that it, through its Chief Executive Officer and/or other executives and/or other qualified professionals of LICENSOR reasonably acceptable to LICENSEE, shall act as consultant to LICENSEE (such persons being collectively referred to as "Consultants"). As requested by LICENSEE, Consultants will provide support to LICENSEE and its Affiliates as is reasonable and appropriate, which support may include but shall not be limited to (i) assisting in the development of clinical development plans, (ii) meeting with investigators and other thought leaders and (iii) meeting with regulatory officials in the Territory. All salaries of Consultants shall be paid by LICENSOR and any and all reasonable travel and out-of-pocket expenses incurred by Consultants shall be shared equally by LICENSOR and LICENSEE.

     2.7 LICENSEE shall promote, market and sell each Product in the Territory under the corresponding Trademark(s). Unless prohibited by local law, all finished dosage form containers and labelling material for a Product shall provide that such Product is manufactured by and is being sold under license from "U.S. Bioscience, Inc." If a Product is not being manufactured by LICENSOR, all finished dosage form containers and labelling material for such Product shall provide that such Product is under license from "U.S. Bioscience, Inc." LICENSEE shall appropriately identify, in compliance with local laws, each Product being commercialized in the Territory with any Patent numbers or appropriate patent legend applicable to such Product. LICENSOR shall apply for and diligently prosecute a trademark registration for the Trademarks in South Africa, Australia and New Zealand. LICENSOR shall renew and maintain the Trademark(s) filed in its name at its cost and expense, and shall defend such Trademark(s) in accordance with Section 3.11 hereof. In the event that LICENSEE makes a determination that a trademark registration should be filed for a Trademark in any other country in the Territory, LICENSEE shall so advise LICENSOR in writing. Within fifteen (15) business days of such notification, LICENSOR shall advise LICENSEE in writing as to whether LICENSOR will make such filing in its own name and at its own expense. In the event LICENSOR determines that LICENSOR will not make such filing, LICENSEE agrees to file or cause to be filed an application in such country in the Territory for the Trademark and to diligently prosecute such application. Any such filings shall be in LICENSEE's name and at LICENSEE's cost and expense. LICENSEE shall renew and maintain the Trademark(s) filed in its name at its own cost and expense, and shall defend such Trademark(s) in accordance with Section 3.11 hereof. LICENSOR hereby grants to LICENSEE the right to become a Registered User or recorded licensee of the Trademarks, if required by the laws of the Territory. In those countries in the Territory wherein LICENSOR is the registered Trademark owner, LICENSOR hereby grants LICENSEE an exclusive, royalty-free license to use the Trademarks in any country in the Territory in connection with the exercise of the rights granted herein. Any Trademarks filed in LICENSEE's name hereunder shall be transferred to LICENSOR upon expiration or termination of this Agreement, in accordance with
Article 13.2 hereof. Other than the rights expressly granted under this Agreement, LICENSEE shall have no other rights to use the Trademarks.

                                   ARTICLE 3
                          OBLIGATIONS OF THE PARTIES
                          --------------------------

     3.1    LICENSEE agrees that if it undertakes to manufacture a Product under
Article 2.1 hereof, it shall do so in compliance with Good Manufacturing Practices and pursuant to specifications contained in the Know-How as long as such specifications are acceptable to local authorities in the Territory. In discharging its obligations hereunder, LICENSEE agrees to observe all applicable laws and regulations, and shall obtain all necessary licenses, permits and authorizations to market each Product in the Territory.

     3.2 LICENSEE shall use the Know-How and Patents only in connection with the development, manufacture, use, packaging, promotion, marketing and sale of the Products in the Territory and only to the extent permitted under this Agreement.

     3.3 LICENSEE agrees to use its diligent efforts to file or cause to be filed in each country in the Territory, in its own name or in the name of any of its Affiliates, an application for the health registration of each Product and any applications for pricing and reimbursement approvals required to market each Product, and to use its commercially reasonable diligent efforts to achieve the broadest indication for each Product approval based on the Health Registration Dossier for such Product supplied by LICENSOR hereunder, substantially consistent with the final recommendation of the European Union's Committee for Proprietary Medicinal Products and/or the United States Food and

Drug Administration, all at LICENSEE's cost and expense. LICENSEE shall diligently seek to obtain all such approvals and authorizations.

     3.4 For the purposes set forth under Article 3.3 and subject to the provisions of Article 6 hereof, LICENSOR agrees to make available or cause to make available to LICENSEE all LICENSOR health registration data (including, without limitation certificates of free sale or their equivalent) and all applicable scientific data available to LICENSOR in any country in the world; provided however that data which is the property of a third party will only be
----------------
provided to LICENSEE if LICENSOR has the right to do so or to the extent that such third party has consented to providing such data to LICENSEE, and/or to grant rights of reference to all of such data so as to enable LICENSEE (or its Affiliates) to secure regulatory approval and manufacture, use, promote, market and sell the Products in the Territory and only to the extent permitted under this Agreement. To the extent that it is contractually permitted, LICENSOR shall also share or cause to be shared with LICENSEE all data available in any country in the world to LICENSOR or its Affiliates from any third party which data the parties mutually agree shall be useful to secure health registration approval for a Product in the Territory.

     3.5 LICENSOR and LICENSEE agree to consult each other to enable LICENSEE to file an application for the health registration of each Product containing a dossier meeting all regulatory requirements in each country of the Territory.

     3.6 LICENSEE shall conduct or cause to be conducted such local clinical trials as LICENSEE reasonably deems necessary and shall bear the costs for same, including all costs associated with any pricing/marketing approvals. All data generated by LICENSEE related to a Product shall be made available to LICENSOR free of charge for use outside the Territory only in connection with the Product. Subject to the provisions of Article 6 hereof, LICENSOR shall have the right to disclose said data to LICENSOR's sub-licensees and/or consultants for use outside the Territory as long as LICENSOR secures from such sub-licensees and/or consultants in writing the obligation to disclose to LICENSEE all data related to such Product generated by them for LICENSEE's use in the Territory.

     3.7 Should LICENSEE decide, consistent with the provisions of Article 3.3, not to file or cause to be filed an application for health registration or not to market after receipt of health registration approval of a Product in any country or countries in the Territory, LICENSEE shall promptly communicate so in writing to LICENSOR, and LICENSEE shall thereafter have no further obligation to commercialize such Product in such country or countries. LICENSOR shall then have the right to license such Product in the country(ies) in question to a third party licensee. Such right shall be in addition to any rights LICENSOR may have under Article 12.4 hereof.

     3.8    LICENSEE agrees to submit to LICENSOR:
            (1) An accounting of all sales of each Product by units and sales (in U.S. Dollars), on a calendar quarter basis, within sixty (60) days after the close of each calendar quarter. Such accounting shall show gross sales and Net Sales on a country-by-country and Product-by-Product basis;

            (2) From time to time, and to the extent LICENSEE is able, any other reports which LICENSOR may reasonably require.

     3.9 LICENSEE shall use each of the Trademark(s) solely in the packaging, promotion, marketing and sale of the respective Product in the Territory.

     3.10   If LICENSEE undertakes the manufacture of a Product pursuant to
Article 2.1 hereof, LICENSEE agrees that upon prior written notice of at least five (5) business days, LICENSOR or its designee shall have the right, at all reasonable times, to inspect the Product manufactured by or for LICENSEE at the manufacturing sites as well as the methods of manufacturing and packaging. LICENSOR shall also have the right, upon giving the above referred written notice, to perform audits from time to time at all reasonable times in order to verify LICENSEE's compliance with Good Manufacturing Practices.

     3.11 LICENSEE agrees not to acquire and not to claim any right, title or interest in the Know-How and/or Patent Rights as a result of or pursuant to this Agreement, except for those

Improvements developed by LICENSEE. The parties agree to immediately notify each other in writing of any infringement of the Patent Rights or the Trademarks or claims that the Patent Rights or the Trademarks may infringe, which may come to their attention, and agree to join each other, if requested by the owner of the Patent Rights or the Trademarks in question and at the owner's expense, in taking action against the infringement or otherwise for the protection or the defense of such Patent Rights or Trademark(s). In the event LICENSOR does not wish to take the necessary action to defend or to protect the Patent Rights or the Trademarks or to prosecute any infringement of the Patent Rights or the Trademark(s), LICENSEE shall have the right, but not the obligation, to do so at LICENSEE's expense and in such case, any proceeds resulting from such action shall be the exclusive property of LICENSEE. Under this Agreement, the LICENSOR shall have no obligation to maintain the Patent Rights in the Territory. In the event that LICENSOR elects not to maintain any of the Patent Rights, LICENSOR shall so advise LICENSEE in a timely manner to enable LICENSEE to take appropriate action, at its expense, to maintain the particular patent involved or to continue prosecution of the particular patent application. The LICENSOR shall remain the owner of all of the Patent Rights even if LICENSEE elects to maintain any Patent Rights under this provision.

     3.12   If LICENSEE undertakes the manufacture of a Product pursuant to
Article 2.1 hereof, LICENSEE agrees to conduct such quality control tests and to implement such quality control procedures as the parties shall mutually agree. In such event, LICENSOR agrees to provide to LICENSEE, its Affiliates and/or designees, at LICENSOR's cost and expense, all reasonable technical assistance which LICENSEE may require in connection with the application of the Know-How to the manufacture of such Product.

     3.13 To the extent LICENSEE shall have the right to do so, any Improvements developed by LICENSEE or its designees (e.g., Affiliates, sub-licensees or distributors) during the life of this Agreement shall be licensed to LICENSOR on a perpetual, exclusive and royalty-free basis: (i) for use in connection with the Products outside the Territory; (ii) for use in connection with the Products in the Territory upon termination or expiration of this Agreement; and (iii) for use in connection with the Products in any country in the Territory upon termination of this Agreement with respect to such country. LICENSOR shall have the right to grant royalty-free sublicenses of the foregoing licenses in the event LICENSOR has obtained from its sub-licensees in writing an exclusive and royalty-free grant-back license of sub-licensees' Improvements for use in the Territory exclusively by LICENSEE or its designees or with the written consent of LICENSEE which consent shall not be unreasonably withheld.

     3.14 LICENSEE shall not actively promote or advertise either of the Products outside the Territory and shall not establish a branch or distribution depot for the sale of either of the Products outside the Territory, except as otherwise authorized in writing by LICENSOR.

     LICENSEE shall use its diligent efforts subject to all laws and regulations applicable to LICENSEE to cause its sub-licensees and/or distributors to undertake to comply with LICENSEE's obligations under this Article 3.14 and shall take the necessary action to enforce said undertakings, and if necessary upon mutual written agreement of LICENSOR and LICENSEE, to discontinue supply of any Product to the sub-licensees and/or distributors who have breached this undertaking.

                                   ARTICLE 4
                    UP-FRONT PAYMENT/ROYALTY/CONSULTING FEE
                    ---------------------------------------

     4.1 In consideration of the rights granted under this Agreement, LICENSEE shall pay or cause to be paid to LICENSOR the amount of $100,000 (the "Up-front Payment") pursuant to a side letter between the parties dated as of the date hereof. In addition, LICENSEE shall pay or cause to be paid to LICENSOR the following royalty and consulting fee during each calendar year during the term of this Agreement:

               (i)   a royalty of 6% of the Net Sales; and
               (ii)  a fee for the consulting services rendered pursuant to
     Article 2.6 hereof, equal to 6% of the Net Sales.

It is agreed that no portion of the Up-front Payment shall be credited against payments due from LICENSEE pursuant to clause (i) or (ii) above.

     4.2 Except as otherwise provided in this Article 4, all payments due to LICENSOR pursuant to Article 4.1 above, shall be in United States Dollars (or in local currency as notified in writing from time to time by LICENSOR) paid within sixty (60) days of the end of each calendar quarter. Such payments shall be by wire transfer in immediately available funds to such bank and account as LICENSOR shall notify LICENSEE, in writing, from time to time hereunder. LICENSEE shall use diligent efforts in taking any and all action which may be required under the laws, rules, regulations and the like in the Territory, including but not limited to timely application to the appropriate authorities, to ensure that payment shall be made within the time stipulated herein.
LICENSEE shall bear all expenses in connection with obtaining such authorizations.

     4.3 The royalty and consulting fee in Article 4.1 shall be calculated on a quarterly basis. Where applicable, the exchange rate shall be the spot rate of exchange for the sale of United States Dollars at close of business prevailing at Citibank, New York on the last business day of each quarter.

     4.4 LICENSEE agrees to maintain at its principal offices or at those of its Affiliates accurate and complete books and records of its gross sales and Net Sales of each Product, and related expenses, consistent with sound business and accounting practices and in such form and in such detail as to enable the amount payable hereunder by LICENSEE to LICENSOR to be determined. LICENSEE shall permit LICENSOR or its designee or any independent certified accountant appointed by LICENSOR and reasonably acceptable to LICENSEE, at LICENSOR's expense, to examine such books and records at all reasonable times for the purpose of (i) verifying LICENSEE's reports and accounting submitted to LICENSOR hereunder and (ii) determining the correctness of the payments made by LICENSEE hereunder; provided however, that such
                                            ----------------
examinations shall take place not more often than once per calendar year.

                                   ARTICLE 5
                            PROMOTION AND MARKETING
                            -----------------------

     5.1 LICENSEE shall use its diligent efforts to promote, market and sell (or to cause to be promoted, marketed and sold) each Product throughout the Territory at its own expense. Such efforts will be commensurate with those efforts LICENSEE utilizes on behalf of its own products of similar commercial potential.

     5.2 As may reasonably be required by LICENSEE, LICENSOR shall supply LICENSEE or its designee free of charge, if LICENSOR's contractual rights allow for it, LICENSOR's or LICENSOR's sub-licensees' released specimens of such samples, displays, sales promotion material and literature available to LICENSOR or LICENSOR's sub-licensees outside the Territory.

     5.3 LICENSOR agrees to provide LICENSEE, at LICENSOR's Fully Absorbed Cost, such reasonable quantities of each Product as may be required for clinical trials in the Territory.

     5.4 Prior to LICENSEE's launching of each Product, the parties shall agree on the uses for which LICENSEE shall promote

(or cause to promote) such Product. Any other additional uses or deletions/changes to the agreed upon uses, shall be mutually agreed by the parties in writing.

     5.5 In their activities contemplated by this Agreement, LICENSEE and its Affiliates shall comply with all applicable laws and regulations, including without limitation, laws and regulations of the countries in the Territory. LICENSEE shall cause its designees (e.g. Affiliates, sub-licensees and distributors) to comply with all applicable laws and regulations, including without limitation, laws and regulations of the countries in the Territory.

                                   ARTICLE 6
                                CONFIDENTIALITY
                                ---------------

     6.1 Subject to the provisions of Article 6.3 and except as otherwise provided under this Agreement, any and all confidential information given by either party to the other under this Agreement shall not be disclosed to any third party and shall not be used for purposes other than the fulfillment of obligations under this Agreement.

     6.2    The following information is excluded from the provisions of Article
6.1:
           a) information which, at the time of disclosure, is in the public domain;
           b) information which, after disclosure, becomes part of the public domain by publication or otherwise, except by breach of this Agreement;

           c) information which a party can establish by competent proof was in its possession at the time of disclosure and was not acquired, directly or indirectly, from the other party or acquired from any third party subject to any obligation of confidentiality to the disclosing party;

           d) information which is required by law, administrative or judicial order to be disclosed, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and the party relying on this exception notifies the other party in writing in advance of such intended disclosure, promptly after the notifying party becomes aware of the disclosure requirement; or

          e) information which is independently developed by the receiving party without the aid, application or use of information disclosed by the other party.

     6.3 The parties agree to disclose or make available any confidential information received under this Agreement only to those of their employees, agents, sublicensees and consultants to whom it shall be reasonably necessary in order to facilitate their performance hereunder and only after they have undertaken to comply with all of the confidentiality obligations hereunder.

     6.4 The provisions of this Article 6 shall survive the expiration or termination of this Agreement for a period of five (5) years.

                                   ARTICLE 7
                             ADDITIONAL DOCUMENTS
                             --------------------

     7.1 Where required by law, LICENSEE and LICENSOR agree to execute or cause to be executed, at LICENSEE's cost and expense, all documents, including but not limited to documents related to the Trademark(s), local license agreements and local technical service agreements in order to allow the parties to perform all of their obligations and exercise their respective rights under this Agreement.

                                   ARTICLE 8
                              INDEMNITY/INSURANCE
                              -------------------

     8.1 LICENSOR hereby agrees to indemnify, save, defend and hold LICENSEE and its directors, officers and employees (a "LICENSEE Indemnified Party") harmless from and against any and all suits, claims, actions, demands, liabilities, expenses (including legal fees) and/or losses resulting from (i) the breach by LICENSOR of any covenant, representation or warranty contained in this Agreement, (ii) any negligent act or omission of LICENSOR (or any Affiliate thereof) in the manufacture of a Product or any other activity conducted by LICENSOR under this Agreement, (iii) the failure of a Product manufactured by LICENSOR for the Territory to meet the Product Specifications for such Product, or (iv) the successful enforcement by a LICENSEE Indemnified Party of any of the foregoing.

     8.2 LICENSEE hereby agrees to indemnify, save, defend and hold LICENSOR and its directors, officers and employees (a

"LICENSOR Indemnified Party") harmless from and against any and all suits, claims, actions, demands, liabilities, expenses (including legal fees) and/or losses resulting from (i) the breach by LICENSEE of any covenant, representation or warranty contained in this Agreement, (ii) the negligent promotion, handling, storage, disposal, marketing and/or sale of a Product or any other activity conducted by LICENSEE under this Agreement, or (iii) the successful enforcement by a LICENSOR Indemnified Party of any of the foregoing.

     8.3 Each party shall, during the term of this Agreement, maintain commercially reasonable amounts of insurance (but not less than $5,000,000) from a reputable insurance carrier (or, in the case of LICENSEE, maintain a self-insurance program) for liability insurance, including products liability and contractual liability insurance adequately covering such party's obligations under this Agreement. If during the term of this Agreement LICENSOR demonstrates that it has sufficient financial resources to adopt a self-insurance program for such insurance requirements, LICENSEE shall not unreasonably withhold its consent to the adoption by LICENSOR of such a program. Each party shall provide the other party with evidence of such insurance or self-insurance program, upon request.

     8.4 The respective indemnification obligations of the parties hereto in this Article 8 shall survive the termination or expiration of this Agreement for ten years.

                                   ARTICLE 9
                                BREACH/REMEDIES
                                ---------------

     9.1 In addition to the termination rights granted under Article 12.2, any material breach by a party hereto of its obligations or representations hereunder shall grant the other party the right to seek all remedies available under applicable law including but not limited to compensation for all losses and damages suffered by the non-breaching party, costs and expenses (including attorneys' fees). With respect to any claim by one party against the other arising out of the performance or failure of performance of the other party under this Agreement, the parties expressly agree that the liability of such party to the other party for such breach shall be limited under this Agreement or otherwise at law or equity to direct damages only and in no event shall a party be liable for, indirect, incidental or consequential damages, including without limitation, lost profits.

                                  ARTICLE 10
                           RECALLS/ADVERSE REACTIONS
                           -------------------------

     10.1 In the event that any governmental agency or authority issues a recall or takes similar action in connection with any quantity of either Product in the Territory, LICENSEE shall advise LICENSOR immediately in writing, and LICENSOR and LICENSEE shall agree on an appropriate course of action. LICENSOR shall bear all expenses of any recall unilaterally requested by it and not concurred in by LICENSEE acting reasonably, or of any recalls caused by LICENSOR's gross negligence or misconduct. LICENSEE shall bear all expenses of any recall unilaterally requested by it and not concurred in by LICENSOR acting reasonably, or of any recall caused by LICENSEE's gross negligence or misconduct. The expenses of all other recalls shall be equally shared between LICENSOR and LICENSEE. For the purposes of this Agreement, expenses of recall to be borne by the parties hereunder include, without limitation, the expenses of notification and destruction or return of the recalled Product but not the expenses or service fees associated with personnel time, which shall be borne by the party incurring the same.

     10.2 The parties hereby agree that the following terms will govern disclosures of each party to the other with respect to adverse event reporting relating to each Product:
     A.  An Adverse event ("AE") is defined as:

          1. any experience which is adverse, including what are commonly described as adverse or undesirable experiences, adverse events, adverse reactions, side effects, or death due to any cause associated with, or observed in conjunction with the use of a drug, biological product, or device in humans, whether or not considered related to the use of the Product:

               (i)  occurring in the course of the use of the Product,
               (ii) associated with, or observed in conjunction with Product overdose, whether accidental or intentional,

               (iii) associated with, or observed in conjunction with Product abuse, and/or
               (iv) associated with, or observed in conjunction with Product withdrawal.

          2. any significant failure of expected pharmacological or biological therapeutic action (with the exception of in clinical trials).

     B.  Serious or Non-Serious is defined as:

          1. A serious AE is one that is life threatening or fatal, permanently disabling, requires in-patient hospitalization or prolonged hospitalization, or is a congenital anomaly, cancer or overdose. In addition, end organ toxicity, including hematological, renal, hepatic, and central nervous system AEs, may be considered serious. In laboratory tests in animals, a serious AE includes any experience suggesting significant risk for human subjects.

          2. A non-serious AE is any AE which does not meet the criteria for a serious AE.

     C. Life-threatening is defined as: the patient is at immediate risk of death from the AE as it occurs.

     D. End-Organ Toxicity is defined as: A medically significant event or lab value change in which a patient may not necessarily be hospitalized or disabled, but is clinically significant enough to warrant monitoring (e.g. seizures, blood dyscrasias).

     E.  Expected or unexpected is defined as:

          1. Expected AE - An AE which is listed in the Investigator's Brochure for clinical trials, included in local labelling (e.g., Summary of Product Characteristics) for Marketed Drugs, or in countries with no local labelling, in the Corporate Standard Prescribing Document.

          2. Unexpected AE - An AE that does not meet the criteria for an expected AE or an AE which is listed but differs from that event in terms of severity or specificity.

     F. Associated with or related to the use of the drug is defined as: A reasonable possibility exists that the AE was caused by the Product.

     G. Un-associated or unrelated to the use of the Product is defined as one that does not meet the criteria for associated or related to the use of the Product.

     10.3 All initial reports and follow-ups (oral or written) for any and all serious and unexpected AEs (other than with respect to animal studies) which become known to a party (other than from disclosure by or on behalf of the other party) must be communicated by telephone or telefax to the other party within twenty four (24) hours upon receipt of the information by the disclosing party with written confirmation to follow as soon as it becomes available, but in no event later than three days after initial communication of the AE.

     10.4 For AEs from animal studies which suggest a potential significant risk for humans, a written report must be forwarded to the other party as soon as the results are received by the party making the report.

     10.5 Within thirty (30) days of receipt of a request from the other party, but not more often than as required by any regulatory agency, each party will give the other party a print out or computer disk of all AEs reported to it and its Affiliates relating to either Product within the last year.

     10.6 If either party wishes access to AE reports of the other party relating to a Product, upon request of that party the other party shall make available its records (including computer disks) for viewing and copying by the other party.

     10.7 Disclosure of information hereunder by a party to the other party shall continue as so long as either party and/or its Affiliates or designees continue to clinically test or market a Product. LICENSEE's obligations regarding AE reporting relate to territories in the world that are the subject of a license or other commercial relationship for Product between LICENSOR and LICENSEE.

     10.8 LICENSEE shall make timely submissions of safety reports to regulatory authorities in the countries in the Territory as required by local law. LICENSEE shall notify investigators of safety reports as required by local law. LICENSEE shall notify LICENSOR of any such reports.

                                  ARTICLE 11
                          LICENSOR'S REPRESENTATIONS
                          --------------------------

     11.1 By entering into this Agreement, LICENSOR represents that, subject to obtaining the W-L Consent (as defined in Section 22.1), neither this Agreement nor the transactions contemplated hereunder conflict with or violate or will conflict with or violate the terms of any existing oral or written commitment, obligation, arrangement, understanding or contract to which LICENSOR or any of its principals is a party or by which any of them or the Products are bound, or would require LICENSEE to make to any third party any payment of royalty, or any compensation whatsoever as a result hereof.

                                  ARTICLE 12
                               TERM/TERMINATION.
                               -----------------

     12.1 Subject to the other provisions of this Agreement and of this Article 12, this Agreement shall be effective, for each country of the Territory, as of the Effective Date and year first above written and shall be in full force and effect with respect to the Products for a period of fifteen (15) years from the date of first commercial sale of the first Product in such country, provided, however, that the term of this Agreement shall be extended for one additional year, on a country by country basis, for each country in which (i) the first commercial sale of the second Product in such country shall have been made more than one year after the first commercial sale of the first Product in such country and (ii) LICENSOR shall have met all of its obligations under Section
12.4 with respect to both Products.

     12.2 Either party shall have the right to terminate this Agreement by giving to the other not less than ninety (90) days' prior written notice in the event that the other shall, at any time, commit a material breach of any of its obligations hereunder (other than a material breach which would give rise to a right of LICENSOR to terminate this Agreement in whole or in part under Section
12.4 hereof) and fail to cure such material breach during the period of said notice.

     12.3 This Agreement may be terminated without further notice by either party if the other should become insolvent or should make or seek to make an arrangement with or an assignment for the benefit of creditors; or if proceedings in voluntary or involuntary liquidation or pursuant to any other insolvency law shall be instituted by, on behalf of or against the other party or if a receiver or trustee of the other party' s property shall be appointed.

     12.4 This Agreement may be terminated upon written notice by LICENSOR to LICENSEE as to a particular country or countries with respect to a particular Product or Products if LICENSEE has failed to file an application for marketing approval of such Product in such country within one year from the receipt by LICENSEE of a Health Registration Dossier; if however, the applicable regulatory authority in a country requires, as to a Product, proof of regulatory approval or of a free sale certificate (or its equivalent) from some other jurisdiction or requires that LICENSEE conduct additional clinical trials or imposes any additional regulatory requirement, LICENSOR's rights to terminate as to such Product provided in this sentence shall not arise until one year from LICENSEE's receipt of proof of such regulatory approval or of such free sale certificate (or its equivalent), completion of such additional clinical trials or fulfillment of such additional requirement. LICENSEE shall use diligent efforts to achieve approvals for each Product in each country in the Territory. If LICENSEE is required to conduct additional clinical trials in a country in the Territory prior to filing for marketing approval of a Product, LICENSEE shall use diligent efforts to conduct such trial(s), provided the conduct of such trials is commercially reasonable. If the conduct of such trials is not commercially reasonable and LICENSEE has not achieved Net Sales with respect to a Product in such country as required hereunder, LICENSOR shall have the right to terminate LICENSEE's rights with respect to such Product in such country. Subject to suspension of performance hereunder for any period during which Force Majeure requires suspension of performance, this Agreement shall expire as to any country with respect to a Product if Net Sales of such Product are not made in such country by the earlier of: three (3) years from the date on which LICENSEE received a Health Registration Dossier from LICENSOR for such Product or six months from the date on which such Product may first be sold legally and pricing and/or reimbursement approvals have been received by LICENSEE in such country in the Territory.

     12.5 This Agreement may be terminated by LICENSEE with respect to a Product in one or more countries in the Territory upon 90 days written notice to LICENSOR.

                                  ARTICLE 13
                         POST-TERMINATION OBLIGATIONS
                         ----------------------------

     13.1 Upon a partial or full termination of this Agreement for any reason whatsoever or upon expiration of the same, LICENSOR shall, at its option, either
(i) grant LICENSEE the right to fully exhaust or cause to be exhausted all stocks of each Product on hand on the date of termination or expiration in each country of the Territory as to which the termination or expiration applies, as well as the right to use any stocks of packaging materials, excipients and labels (hereafter "Materials") on hand in the manufacture of such Products or
(ii) re-purchase such stocks of each such Product and Materials at a price to be mutually agreed by the parties.

     13.2 Subject to the provisions of this Article 13.2 and the rights which may be granted to LICENSEE pursuant to Article 13.1 (i), upon the expiration or full or partial termination of this Agreement, LICENSEE and its Affiliates (i) shall not themselves, or in association with any other person or entity, use the Trademarks relating to any terminated Product in any country of the Territory as to which the termination or expiration applies, and (ii) shall not register in any terminated country in the

Territory any trademark which is confusingly similar to the Trademarks relating to any such terminated Product, and (iii) shall transfer and assign to LICENSOR, without charge, all of their rights, title and interest in such Trademarks in each such country in the Territory and shall execute all such instruments and agreements as shall be necessary or appropriate to effectuate the transfer of ownership to LICENSOR in and to such Trademarks and to cancel any applicable recorded licenses or Registered User Agreements for such Trademarks; it is agreed that this covenant shall survive the termination or expiration of this Agreement, for so long as LICENSOR has valid enforceable rights to the Trademarks in the Territory.

     13.3 Upon the expiration or a partial or full termination of this Agreement, LICENSEE and its Affiliates (i) shall transfer and assign to LICENSOR, all registrations and permits or similar documentation necessary for the sale of each Product in each country of the Territory as to which the expiration or termination applies, including without limitation, health registrations (applications and approvals), pricing and/or reimbursement approvals and permits; (reasonable out-of-pocket costs of such transfer and assignments shall be borne by LICENSOR); (ii) in the event LICENSEE is manufacturing a Product hereunder as to which the expiration or termination applies, LICENSEE shall cooperate with LICENSOR to achieve an orderly transition of the manufacturing process and ensure supply of such Product in the Territory;
(iii) shall provide LICENSOR with
samples of promotional materials used for each Product in each country in the Territory as to which the expiration or termination applies; (iv) shall provide LICENSOR with customer lists developed for marketing each Product in each country in the Territory as to which the expiration or termination applies; and
(v) shall perform such other actions and shall execute, acknowledge and deliver all such assignments, transfers, consents and other documents as may be reasonably necessary to effectuate an orderly transfer to LICENSOR of all rights necessary to commercialize the Products in each country in the Territory as to which the expiration or termination applies (reasonable out-of-pocket costs of such assistance shall be borne by LICENSOR).

     13.4 Upon any termination or expiration of this Agreement, LICENSEE shall submit payment to LICENSOR for any earned but unpaid royalties or milestones.

                                  ARTICLE 14
                            INDEPENDENCE OF PARTIES
                            -----------------------

     14.1 It is agreed that the parties hereto are independent contractors and engage in the operation of their own respective businesses. Neither of the parties hereto shall be considered the agent of the other nor shall it have authority to enter into any contract or assume any obligation for the other party or make any warranties or representations on behalf of the other party. Moreover, nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers between the parties.

                                  ARTICLE 15
                                  NON-WAIVER
                                  ----------

     15.1 Either party's failure, at any time, to exercise or enforce any right conferred upon it hereunder, shall not be deemed to be a waiver of any such right or operate to bar the exercise or performance thereof at any time or times thereafter, nor shall its waiver of any right hereunder at any given time, including rights to any payment, be deemed a waiver thereof for any other time.

                                  ARTICLE 16
                                  ASSIGNMENT
                                  ----------

     16.1 Subject to the provisions of this Article 16, neither this Agreement nor any of the rights or obligations hereunder shall be assigned by either party by judicial process or otherwise, to any person, firm, company or corporation without the prior written consent of the other party, except that LICENSOR shall have the right to assign this Agreement in the event (i) LICENSOR is absorbed by merger into a third party other than into any of its Affiliates, or (ii) LICENSOR sells, transfers and assigns all of its assets including all its rights, title and interest to the Product to any third party other than any of LICENSOR's Affiliates, or (iii) there is a change in the stock ownership of LICENSOR so that such ownership falls under the "control" of a third party other than any of LICENSOR's Affiliates. For the purposes hereof, the term "control" shall have the same meaning as that set forth in Article 1.1.

     16.2 LICENSEE and LICENSOR shall have the right to assign this Agreement to any of their respective Affiliates.

                                  ARTICLE 17
                                 SEVERABILITY
                                 ------------

     17.1 If any provision of this Agreement shall be deemed ineffective or invalid, the remaining provisions hereof shall not be affected thereby and shall continue to be in full force and effect.

                                  ARTICLE 18
                          GOVERNING LAW/ARBITRATION.
                          --------------------------

     18.1 In the event that any controversy or claim shall arise under, out of, or in connection with, or relating to this Agreement or the breach thereof, the party initiating such controversy or making such claim shall provide to the other party a written notice containing a brief and concise statement of the initiating party's claims, together with relevant facts supporting them. During a period of thirty (30) days, or such longer period as may be mutually agreed upon in writing by the parties, following the date of said notice, the parties shall make good faith efforts to settle the dispute. Such efforts will include, but shall not be limited to, full presentation of both parties' claims and responses, with or without the assistance of counsel, before the President of Schering-Plough International, Inc. and the President of LICENSOR. If the parties are unable to reach accord using the procedures set forth in this Section, either party may initiate arbitration proceedings in accordance with Section
18.2 hereof by so serving notice on the other party.

     18.2 This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any disputes between the parties arising in connection with this Agreement shall be settled through arbitration to be held in New York under the rules of the American Arbitration Association. Any arbitration award shall be final and binding on the parties. The documented costs and expenses arising from arbitration shall be borne by the losing party.

                                  ARTICLE 19
                                    NOTICES
                                    -------
     19.1 Any notices required or permitted to be given hereunder, shall be in writing and shall be sent by telefax and reconfirmed within forty-eight (48) hours by prepaid registered air mail (return receipt requested) or recognized courier service to the following addresses or to such other addresses as the parties may communicate to each other as per the provisions herein. All notices shall be deemed served five (5) days after telefax transmission.

To LICENSOR:        U.S. BIOSCIENCE, INC.
                    One Tower Bridge
                    100 Front Street, 4th Floor
                    West Conshohocken, Pennsylvania  19428

                    Attn.:   President
                    Telefax: (215) 832-4500

Copy to:            U.S. BIOSCIENCE, INC.
                    One Tower Bridge
                    100 Front Street, 4th Floor

                    West Conshohocken, Pennsylvania  19428

                    Attn.:    General Counsel
                    Telefax: (215) 832-4535

To LICENSEE:        SCHERICO, LTD.
                    2000 Galloping Hill Road
                    Kenilworth, New Jersey  07033

                    Attn.:   President,
                             Schering-Plough International, Inc.
                    Telefax: (908) 298-5379

Copy to:            SCHERING-PLOUGH CORPORATION, INC.
                    Law Department
                    2000 Galloping Hill Road
                    Kenilworth, New Jersey  07033

                    Attn.:   Senior Legal Director, Licensing
                    Telefax: (908) 298-4766


                                  ARTICLE 20
                                   AMENDMENT
                                   ---------

     20.1 No amendment, change, modification or alteration of the terms and conditions of this Agreement shall be binding upon LICENSOR or LICENSEE unless in writing and signed by a duly authorized officer of the party to be charged.

                                  ARTICLE 21
                             GOVERNMENT APPROVALS
                             --------------------

     21.1 This Agreement and all obligations herein shall be subject to and conditioned upon the receipt of any and all required approvals from the applicable governmental authorities of the Territory or any agency, instrumentality or subdivision thereof. All registration fees and/or stamp duties in connection with the registration of this Agreement shall be paid by LICENSEE.

                                  ARTICLE 22
                            CONSENTS AND APPROVALS
                            ----------------------

     22.1 The parties hereto represent that they have obtained all required consents and approvals, including but not limited to their own corporate and third parties' required approval (if any) to enter into this Agreement, provided, however, that the consent of Warner-Lambert Company (the "W-L Consent") is required in connection with the rights granted to LICENSEE with respect to the Product NeuTrexin under this Agreement and is being sought by the parties contemporaneously with the negotiation of this Agreement.

                                  ARTICLE 23
                         PRESS RELEASES/ANNOUNCEMENTS
                         ----------------------------

     23.1 All press releases, or other written or verbal public announcements relating to this Agreement and the transactions hereunder, and the method of release for publication thereof will be subject to the written approval of the parties hereto, which approval shall not be unreasonably withheld. Nothing in the foregoing shall prohibit a party from making such disclosures to the extent deemed necessary under applicable federal or state securities laws; in such event, however, the disclosing party shall use good faith efforts to consult with the other party prior to such disclosure.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

U.S. BIOSCIENCE, INC.               SCHERICO, LTD.

By: /s/ C. Boyd Clarke              By:  /s/ Hans-Jorg Kummer
  -----------------------------        ---------------------------
As its: President & COO             As its:    President
        -----------------------            -----------------------

                                    ANNEX I
                                    -------

                                 Patent Rights


CRYSTALLINE AMIFOSTINE COMPOSITIONS AND METHODS FOR THE PREPARATION AND USE OF SAME

                                    App. #         App. Date
                                    ------         ---------

Republic of Korea                   700370/95      July 30, 1993

Taiwan                              8210635        July 28, 1993

                                   ANNEX II
                                   --------
                                   Territory
                                   ---------

Korea
Taiwan
Peru
Paraguay

                                 EXHIBIT 1.12

                    RELEASE SPECIFICATIONS FOR THE PRODUCTS

                                  EXHIBIT 2.3


Fully Absorbed Cost shall be calculated in accordance with applicable Generally Accepted Accounting Principles ("GAAP"), is defined as:

Included:
---------

1. Direct raw materials, actives (including intermediates), excipients and labelling and packaging materials (vials etc.).

2.   Direct labor costs.

3.   Costs for quality control and stability testing.

4. Indirect labor costs, production supplies and chemicals, and general factory overhead. These costs should be allocated to Product based upon methodology in current practice within the manufacturing site which will generally be in accordance with GAAP. Such allocation may be based upon direct labor hours, machine hours or such other methodology as the companies may agree in advance in writing.


Excluded
--------

1.   Idle and excess capacity.

2.   Manufacturing start-up costs.

3. Costs of research batches which are part of Product development (unless such batches are used by Licensee for product development or research activities within the Territory).

                                       46